Exhibit 5.1

THE LAW OFFICE OF
CONRAD C. LYSIAK, P.S.
601 West First Avenue, Suite 903
Spokane, Washington 99201
(509) 624-1475
FAX: (509) 747-1770
EMAIL: cclysiak@lysiaklaw.com

February 12, 2013

Pioneer Exploration, Inc.
10 Yosemite Valley Road
Watch Hill, Rhode Island 02891-5622

RE:	Registration Statement on Form S-8
(SEC File No. 333- _________)

Gentlemen:

I have acted as counsel for Pioneer Exploration Inc., a Nevada corporation (the “Company”), in connection with registration by the Company of an aggregate of 5,000,000 Common Shares, par value $0.001 per share, underlying Options to be issued to employees, directors, officers and/or others of the Company (the “Options”), all as more fully set forth in the Registration Statement on Form S-8 to be filed by the Company.

In such capacity, I have examined, among other documents, the Articles of Incorporation, as amended, Bylaws and minutes of meetings of its Board of Directors and shareholders, and the Nonqualified Stock Option Plan of the Company.

Based upon the foregoing, and subject to such further examinations as I have deemed relevant and necessary, I am of the opinion that:

1.   The Company is a corporation duly organized and validly existing under the laws of the State of Nevada.

2.   The Options and underlying Common Shares have been legally and validly authorized under the Articles of Incorporation, as amended, of the Company, and when issued and paid for upon exercise of the Options, the Common Shares underlying the Options will constitute duly and validly issued and outstanding, fully paid and non assessable, Common Shares of the Company.

The Law Office of Conrad C. Lysiak, P.S.

BY:	CONRAD C. LYSIAK
Conrad C. Lysiak